UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Mark Joseph D.
c/o
THCG, Inc.
650 Madison Avenue
21st Floor
New York, NY 10022

2. Date of Event Requiring Statement (Month/Day/Year)

   11/1/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   THCG, Inc. ("THCG")
   (f/k/a Walnut Financial Services, Inc. ("WNUT"))

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   co-Chief Executive Officer and Director

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |   1,302,986          |      D         |                                               |
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                                           |                      |                |                                               |
Common Stock                               |   558,423(1)         |      I         |   By trust.                                   |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If form is filed by more than one reporting person, see Instruction 5(b)(v).                                               (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1473 (7-96)


Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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Explanation of Responses:

(1)    These shares are held in trusts for the benefit of the reporting person's  children,  for which trusts his wife serves as the trustee.  The reporting person disclaims  beneficial  ownership of these  securities,  and this report shall not be deemed an admission  that the reporting  person is the  beneficial  owner of such  securities for the purposes of Section 16 or for any other purpose.

**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.                                                       /s/ Joseph D. Mark                       11/5/99
    See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).                                 --------------------------------       ----------
                                                                               ** Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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